THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement (“Third Amendment”) is made by and between Robert J. Walker (“Employee”) and Cumulus Media Inc. (“Company”) on this 26th day of September, 2017.
WHEREAS, Employee and Company are parties to that certain Employment Agreement dated January 1, 2015, and as amended by that First Amendment to Employment Agreement dated February 19, 2016, and that Second Amendment to Employment Agreement dated August 26, 2016 (collectively, the “Agreement”);
WHEREAS, the Parties wish to modify the terms of the Agreement in accordance with the terms hereof; and
WHEREAS, this Third Amendment, once executed by the Parties, shall be incorporated into the Agreement and shall have the same force and effect as if it were part of the original Agreement between the Parties.
NOW THEREFORE, the Parties in consideration of the mutual promises set forth herein, hereby agree as follows:
1.Section 1.3 of the Agreement is deleted in its entirety and the following is inserted in lieu thereof: “Intentionally Deleted.”
2.Section 1.4 is deleted in its entirety and the following is inserted in lieu thereof:
“Competing Business” means any person (including Employee) or entity carrying on a business that is the same or essentially the same as the Company Business. Competing Business shall include all commercial media outlets that sell advertising, such as radio stations, internet radio, digital audio, newspapers, magazines, Internet advertising and publications, outdoor advertising and billboards, but shall expressly exclude television stations and cable operators.
3.Sections 1.6 and 2.1 of the Agreement are amended to delete the references to “Senior Vice President” and to insert in lieu thereof: “Executive Vice President”.
4.The first paragraph of Section 3 of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:
“The term of Employee’s employment by the Company under this Agreement (the “Employment Period”) will commence on January 1, 2015 and shall continue until December 31, 2020. The Employment Period will be automatically extended from year to year unless either the Company or Employee gives written notice of non-renewal on or before July 1, 2020 (but no earlier than June 1, 2020), or annually on or before July 1st thereafter (but no earlier than June 1st) that the Employment Period shall not be extended. The term “Employment Period” shall refer to the Employment Period if and as so extended.”
5.Sections 3.1 and 3.2 are deleted in their entirety and the following is inserted in lieu thereof:
“3.1 Except as otherwise provided in Section 3.2 below, during the Employment Period, Employee will not negotiate, allow any person or entity to negotiate on

Employee’s behalf, or enter into any oral or written agreement for Employee’s services, give or accept an option for Employee’s service, enter into employment of, perform services for, or grant or receive future rights of any kind to provide Employee’s services to or from any person or entity whatsoever including without limitation services to be performed after the Employment Period except as provided for below.
3.2 Employee agrees that commencing at least 6 months prior to termination of the Employment Period (or any renewal thereof), at Company’s request, Employee will engage in good faith negotiations with Company for the continued employment of Employee on mutually agreeable terms. Six (6) months prior to the termination of the Employment Period, Employee also shall be free to negotiate with entities other than Company for employment after the Employment Period has ended and upon expiration of the non-compete (Section 7).”
6.Section 4.1 of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:
“Beginning September 1, 2017, the Company shall pay to Employee the amount of $500,000 per annum, less all legally required and previously authorized deductions, payable semi-monthly or on such other payment schedule as shall be applied to all similarly situated employees, for work performed during the regular preceding pay period (“Base Salary”).
7.Section 4.2 of the Agreement is deleted in its entirety.
8.Section 4.3 of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:
“4.2 Annual Bonus. At the end of each calendar year during the Employment Period, beginning with calendar year 2018, Employee shall be eligible to receive an annual bonus in a target amount of $300,000 (“Target Bonus”), or such higher amount as determined in the sole discretion of the Chief Executive Officer. With regard to each such calendar year, at the sole election of the Chief Executive Officer, the Chief Executive Officer will propose to the Compensation Committee of the Board of Directors of the Company an executive incentive plan (“EIP”) that establishes the bases upon which bonus decisions for such Employee are to made for that year. Such bases may include, without limitation, the achievement of performance criteria/goals relating to Employee, the various Job Duties of Employee, and/or the performance of the Company as a whole, as such criteria and goals are determined each year in good faith by the Chief Executive Officer. In the event that the Compensation Committee approves an EIP proposed by the Chief Executive Officer, such EIP shall be the basis upon which any bonus is awarded to Employee for that year. If the Compensation Committee does not approve an EIP for any given year, or the Chief Executive Officer elects not to propose one, the bases for awarding a bonus to Employee for that year shall be governed by the bonus provisions of this Agreement that were in effect immediately prior to January 1, 2016. Bonuses, if earned, will be paid within a reasonable time after the finance department closes out the relevant year, and all bonuses will be paid after sales adjustments and bad debt are taken into consideration. In the event that Employee is not a Cumulus employee at the end of any given year, Employee will not be eligible for an annual bonus related to Employee’s last year of employment. No pro rata bonuses are earned on services rendered during the quarter that Employee’s employment with the Company is terminated.”

9.Section 4 A of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:
“4.4. Equity Awards. Employee shall be eligible to receive an annual award of stock options or restricted shares, which award is and shall be at all times subject to the approval and grant by the Company’s Chief Executive Officer and Compensation Committee at their sole discretion. Employee and such awards shall be subject to the terms and conditions of the applicable equity plans and programs, including, without limitation, the Company’s right to amend or terminate the plans at any time and without advance notice to the participants.”
10.Section 5.2 of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:
“The Company’s Right to Terminate.
(i)The Company may terminate this Agreement without Cause, for any reason or for no reason, at any time. In the event of such without Cause termination, Company shall (A) continue to pay to Employee wages at Employee’s then Base Salary rate for a period of six (6) months after such termination (the “Severance Period”), and (B) make cash payments to Employee during the Severance Period (in substantially equal installments) totaling to the Target Bonus (such payments, together with any payments made by Company to Employee pursuant to subsection (A) above, is referred to herein collectively as the “Severance”). The payment of any Severance shall be conditioned on Employee’s execution of a release, non-disparagement and confidentiality agreement in favor of the Company and Employee’s continued compliance with the terms of this Agreement, including any of Employee’s post-termination obligations. In addition, any Severance payments made to Employee hereunder shall be less applicable taxes and withholding and shall be paid in accordance with Company’s normal payroll schedule. During the Severance period, the Company shall reimburse Employee for any amounts paid by Employee to maintain Employee’s continuing coverage under COBRA, provided that Employee properly elects such coverage, remains eligible therefor under COBRA and makes timely premium payments related thereto. Reimbursement of such amounts will be made upon provision of Employee to Company of documentation reasonably requested by Company confirming Employee’s payment of such amounts. Moreover, the parties acknowledge and agree that no Severance will be paid, and no reimbursement of COBRA premium payments will be payable, in the event of a non-renewal of this Agreement by Company pursuant to Section 3 above.
(ii)Notwithstanding the foregoing, if, during the Term, the Employee’s employment is terminated by Company without Cause in accordance with Section 5.2(i) above and such termination occurs within nine (9) months of Ms. Mary Berner resigning her employment with the Company at the request of the Board of Directors of the Company or whose employment with the Company is terminated by the Board of Directors without “Cause” (as such term is defined in Ms. Berner’s employment agreement), then the Severance Period defined in Section 5.2(i) above shall nine (9) months instead of the six (6) months.
(iii)Aside from the provisions of Sections 5.2(i) and 5.2(ii), the Company shall have no further obligations to Employee after termination of this Agreement by Company without Cause.

(iv)The Company may at any time terminate Employee immediately without severance pay for “Cause,” which shall include: (i) deceit, dishonesty or wrongful appropriation for personal use or benefit of Company property or money; (ii) continued disregard of directions by senior management of the Company after notice or Employee’s insubordination to Employee’s supervisors; (iii) continued violations or a material violation of Company policies or procedures after notice or Employee’s refusal, after notice, to comply with the Company’s standards of good taste; (iv) excessive unexcused absences from work; (v) breach by Employee of this Agreement; (vi) inattention to or sub-performance of Employee’s duties or obligations as defined in this Agreement; (vii) assault or battery; (viii) willful misconduct; (ix) conduct involving moral turpitude, including an arrest or conviction of Employee or a no-contest plea by Employee for a crime of moral turpitude or a felony, or Employee’s guilty plea to a lesser-included offense or crime in exchange for withdrawal of a felony indictment, felony charge by information, or a charged crime involving moral turpitude, whether the charge arises under the laws of the United States or any other state within the United States, or any crime that reflects adversely upon Employee or Employee’s character; (x) any action or conduct by Employee that causes public discredit to Employee or to the Company or may be reasonably likely to jeopardize a FCC license of any broadcast station owned by the Company; and/or (xi) violation of any FCC rule or regulation, or any state or federal law. In the event of a termination of this Agreement for Cause, the Company shall have no further obligations to Employee after termination.”
11.Section 5.3 of the Agreement is deleted in its entirety and the following shall be inserted in lieu thereof:
‘Employee’s Right to Terminate for Good Cause.
Employee may terminate this Agreement at any time for “Good Cause”, which is: (i) the Company’s repeated failure to comply with a material term of this Agreement after written notice from Employee specifying the alleged failure; (ii) a substantial and unusual increase in responsibilities and authority without an offer of additional reasonable compensation as determined by the Company in light of compensation for similarly situated employees; or (iii) a substantial and unusual reduction in responsibilities and authority; provided however, that a reduction by the Company of the number of markets that Employee is assigned responsibility for shall not constitute a “substantial and unusual reduction in responsibilities and authority” for purposes of this Section 5.3. If Employee elects to terminate his employment for Good Cause, Employee must first provide to the Company written notice within thirty (30) days of the event giving rise to Good Cause, and the Company will have thirty (30) days after receipt of notice to cure such default. If the Company has not cured within the thirty-day period and Employee elects to terminate his employment, Employee must do so by written notice within ten (10) days after the expiration of the thirty-day cure period. At that time, the Company will pay Severance to Employee in accordance with the amounts set forth in Section 5.2(i) above based on duration of service as of the effective date of Employee’s termination, subject to Employee’s execution of a release, non-disparagement and confidentiality agreement in favor of the Company.”
12.Section 5.5 of the Agreement is deleted in its entirety.
13.All capitalized terms used herein, unless given specific definitions in this Third Amendment shall have the definition ascribed to such terms in the Agreement.

14.This Third Amendment shall be effective as of September 1, 2017 (the “Effective Date”).
Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.
This Third Amendment may be executed in any number of counterparts, each of which when taken together shall constitute one and the same original instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Third Amendment the day and year indicated herein.

COMPANY		EMPLOYEE
Cumulus Media Inc.		Robert J. Walker
By:	/s/ Richard Denning	/s/ Robert J. Walker
Name:	Richard Denning
Title:	SVP

    6